KOHL'S CORPORATION REPORTS MAY COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) - June 4, 2009 -- Kohl's Corporation (NYSE: KSS) reported today that total sales for the four-week month ended May 30, 2009 increased 4.1 percent from the four-week month ended May 31, 2008. On a comparable store basis, sales decreased 0.4 percent.

For the year-to-date period, total sales increased 1.3 percent and comparable store sales decreased 3.2 percent.

Kevin Mansell, Kohl's president and chief executive officer, commented, "May's sales results were stronger than planned. Accessories was the strongest performing line of business for the month. The Southwest region had a positive comparable store sales increase for May and was again our strongest region. The Southeast remains our most challenging region."

	Fiscal Period Ended		% Change This Year
	May 30,	May 31,	All	Comp
($ in millions)	2009	2008	Stores	Stores
May	$ 1,255	$ 1,206	4.1%	-0.4%
Year-to-Date	4,894	4,830	1.3	-3.2

As of May 30, 2009, the Company operated 1,022 stores in 49 states, compared to 957 stores in 47 states at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, from 8:30 AM EDT on Thursday, June 4, until 8:30 PM EDT on Friday, June 5, 2009. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl's operates 1,022 stores in 49 states. A company committed to the communities it serves, Kohl's has raised more than $126 million for children's initiatives nationwide through its Kohl's Cares for Kids® philanthropic program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media: Vicki Shamion, Vice President - Public Relations, (262) 703-1464